Exhibit 99.1

Kemper Names United Airlines CFO Gerald Laderman to Board of Directors

CHICAGO, February 5, 2020 — Kemper Corporation (NYSE: KMPR) announced today that its board of directors has elected Gerald (Gerry) Laderman as a director effective February 20, 2020.

Laderman currently serves as chief financial officer and executive vice president of United Airlines, and has responsibility for developing United’s overall financial strategy including cost management, capital allocation and balance sheet optimization. With more than 30 years of experience in the airline industry, he has served in senior leadership roles at United, Continental Airlines and Texas Air. Laderman has a Bachelor of Arts degree from Dartmouth College and a juris doctor from the University of Michigan Law School.

“Gerry’s deep financial expertise and strategic leadership make him an ideal candidate for Kemper’s board,” said Board Chairman Robert J. Joyce. “His long tenure with United in numerous high-profile positions will give us valuable perspective, and we are confident he will make a meaningful contribution.”

“We are pleased to welcome Gerry to our board,” said Joseph P. Lacher, Jr., president and CEO. “His tremendous experience and focus on financial success complements that of our current board and will benefit the company as we continue to grow. I look forward to working alongside Gerry and know he will serve Kemper well.”

Laderman will be a member of the board’s Audit Committee, and his appointment expands the board to 10 directors, eight of whom are independent.

“It’s an exciting time for Kemper and I’m pleased to join their board,” commented Laderman. “I look forward to working with my fellow board members and the senior leadership team to execute on the strategic plan and participate in Kemper’s continued growth.”

About Kemper
Kemper Corporation (NYSE: KMPR) is one of the nation’s leading specialized insurers. With over $12 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has 8,900 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Contacts
Investors:     Christine Patrick, 312.661.4803, investors@kemper.com
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com